CHANGE IN CONTROL AGREEMENT

This AGREEMENT ("Agreement") is hereby entered into as of December 9, 2017, (the "Effective Date"), by and between FIRST CITIZENS COMMUNITY BANK (the "Bank"), David Z. Richards, Jr.  ("Executive"), and CITIZENS FINANCIAL SERVICES, INC. (the "Company"), the holding company of the Bank, as guarantor.

WHEREAS, the Bank recognizes the importance of Executive to the Bank's operations and wishes to protect Executive's position with the Bank in the event of a change in control of the Bank or the Company for the period provided for in this Agreement; and

WHEREAS, Executive and the Board of Directors of the Bank desire to enter into an agreement setting forth the terms and conditions of payments due to Executive in the event of a change in control and the related rights and obligations of each of the parties.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is hereby agreed as follows:

1.              Term of Agreement.

The initial term of this Agreement shall commence on the Effective Date and continue through December 9, 2020.  This Agreement shall renew automatically on December 9th of each year for successive terms of three years each, unless either party notifies the other party at least ninety (90) days prior to the date of the party's determination not to renew this Agreement beyond the then existing term. It is the intention of the parties that this Agreement be "evergreen" unless (i) either party gives written notice to the other party of his or its intention not to renew this Agreement as provided above or (ii) this Agreement is terminated by the Bank for Cause or due to Executive's death, termination of employment due to disability, or Executive's voluntary termination of employment prior to a Change in Control. Each reference herein to "the term of this Agreement" shall include the initial term and any renewal term.

2.              Change in Control.

(a)                If a Change in Control shall occur and if, between the Date of the Change in Control and one (1) year after the Date of Change in Control, there shall be:

(i)              any involuntary termination of Executive's employment (other than for death, disability or Cause); or

(ii)           any failure by the acquiring person or entity to offer employment to Executive as of the Date of Change in Control, in a position having equivalent responsibilities, title, authority, except reporting authority, compensation and benefits as Executive received immediately prior to the Date of the Change in Control; or

(iii)            any reduction in Executive's title, responsibilities (except reporting responsibilities), or authority, including the title, responsibilities or authority as they may be modified from time to time during the term of this Agreement; or

(iv)         the assignment to Executive of duties inconsistent with Executive's office on the Date of the Change in Control or as the same may be increased from time to time after the Date of the Change in Control; or

(v)            any reassignment of Executive to a location greater than fifty (50) miles from the location of Executive's office on the Date of the Change in Control; or

(vi)           any reduction in Executive's annual direct salary in effect on the Date of the Change in Control or as the same may be increased from time to time after the Date of the Change in Control; or

(vii)           any failure to provide Executive with benefits at least as favorable as those enjoyed by Executive under any of the Company's or the Bank's retirement or pension, life insurance plans, medical, health and accident, disability or other employee benefit plans in which Executive participated at the Date of the Change in Control, or the taking of any action that would materially reduce any of such benefits in effect at the Date of the Change in Control, then at the option of Executive, exercisable by Executive within sixty (60)  days of the occurrence of any of the foregoing events, Executive may resign from employment with the Bank (or, if involuntarily terminated, give notice of intention to collect benefits under this Agreement) by delivering a notice in writing (the "Notice of Termination") to the Bank and the provisions of Section 2(c) of this Agreement shall apply.

(b)                  During the period of time between the execution of an agreement to effect a Change in Control and the Date of the Change in Control, Executive's employment may only be terminated for Cause (as defined herein). If, during that period of time, Executive's employment is terminated for Cause, then all rights of Executive under this Agreement shall cease as of the effective date of such termination.  If, during that period of time, Executive's employment is terminated other than for Cause, then Executive may give notice of intention to collect benefits under this Agreement by delivering a Notice of Termination to the Bank and the provisions of Section 2(c) of this Agreement shall apply.

(c)                  In the event that Executive delivers a Notice of Termination to the Bank, following the Change in Control, Executive shall be entitled to receive a lump sum amount equal to one time Executive's then current base salary, payable within ten (10) days of Executive's termination of employment.

In addition, for a period of eighteen (18) months from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of health care insurance under the same terms and conditions Executive received coverage prior to his termination of employment.  In addition, the Company or the Bank shall continue for a period of eighteen (18) months from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive's long term disability coverage to the extent Executive remains eligible under the Company's or the Bank's long term disability plan.  In the event of a termination of employment and Executive becomes employed within eighteen (18) months of the termination of employment without his new employer offering substantially similar long term disability coverage and Executive would be eligible for the Company's or the Bank's long term disability coverage but for not being an employee of the Company or the Bank, the Company or the Bank shall pay Executive a dollar amount equal to the cost to Executive of obtaining such benefits in effect with respect to Executive during one (1) year prior to his termination of employment, (or substantially similar benefits) for the remainder of the one year period, not to exceed 125% of the cost to the Company or the Bank of providing long term disability coverage under its group long term policy.  If the Company or the Bank cannot provide such benefits under the terms of the plans or contracts, the Company or the Bank shall pay to Executive, a dollar amount equal to the cost to Executive of obtaining such benefits (or substantially similar benefits), not to exceed 125% of the cost to the Company or the Bank of obtaining such benefits (or substantially similar benefits).  The payment shall be made to Executive in a lump sum within ten (10) days of Executive's termination of employment or, if later, it being determined that the Company or the Bank cannot provide the benefits under the applicable plans or contracts.  However, in the event the payment described herein, when added to all other amounts or benefits provided to or on behalf of Executive in connection with his termination of employment, would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), such payments shall be retroactively (if necessary) reduced to the extent necessary to avoid such excise tax imposition.  Upon written notice to Executive, together with calculations of the Company's or the Bank's independent auditors, Executive shall remit to the Company or the Bank the amount of the reduction, plus such interest, as may be necessary to avoid the imposition of such excise tax. Notwithstanding the foregoing or any other provision of this contract to the contrary, if any portion of the amount herein payable to Executive is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Code, the Company or the Bank shall be required only to pay to Executive the amount determined to be deductible under Section 280G of the Code.

(d)                     The parties to this Agreement intend for the payments hereunder to satisfy the short-term deferral exception under Section 409A of the Code or, in the case of continued insurance coverage, not constitute deferred compensation (since such amounts are not taxable to Executive).  However, notwithstanding anything to the contrary in this Agreement, to the extent payments do not meet the short-term deferral exception of Section 409A of the Code and, in the event Executive is a Specified Employee no payment shall be made to Executive under this Agreement prior to the first day of the seventh month following the event of termination in excess of the "permitted amount" under Section 409A of the Code.  For these purposes the "permitted amount" shall be an amount that does not exceed two times the lesser of: (A) the sum of Executive's annualized compensation based upon the annual rate of pay for services provided to the Company or the Bank for the calendar year preceding the year in which Executive has an event of termination, or (B) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which occurs the event of termination.  The payment of the "permitted amount" shall be made within sixty (60) days of the occurrence of the event of termination.  Any payment in excess of the permitted amount shall be made to Executive on the first day of the seventh month following the event of termination.  The term "Specified Employee" shall be interpreted to comply with Section 409A of the Code and shall mean a key employee within the meaning of Section 416(i) of the Code (without regard to Section 5 thereof), but an individual shall be a "Specified Employee" only if the Company is a publicly-traded institution or the subsidiary of a publicly-traded holding company.

3.              Definition of Cause.

For purposes of this Agreement, "Cause" shall mean: (i) the willful failure by Executive to substantially perform his duties (other than a failure resulting from Executive's incapacity because of physical or mental illness), after notice from the Company or the Bank and a failure to cure such violation within thirty (30) days of said notice; (ii) the willful engaging by Executive in misconduct injurious to the Company or the Bank; (iii) the dishonesty or gross negligence of Executive in the performance of his duties; (iv) the breach of Executive's fiduciary duty involving personal profit; (v) the material violation of any law, rule or regulation governing banks or bank officers or any final cease and desist order issued by a bank regulatory authority; (vi) conduct on the part of Executive which brings public discredit to the Company or the Bank; (vii) unlawful discrimination by Executive, including harassment against the Company or the Bank's employees, customers, business associates, contractors, or visitors; (viii) theft or abuse by Executive of the Company or the Bank's property or the property of the Company or the Bank's customers, employees, contractors, vendors, or business associates; (ix) failure of Executive to follow the good faith lawful instructions of the board of directors of the Company or the Bank with respect to its operations, after notice from the Company or the Bank and a failure to cure such violation within thirty (30) days of said notice; (x) the direction or recommendation of a state or federal bank regulatory authority to remove Executive's position with the Company and/or the Bank as identified herein; (xi) any final removal or prohibition order to which Executive is subject, by a federal banking agency pursuant to Sections 8(e) and 8(g) of the Federal Deposit Insurance Act; (xii) Executive's conviction of or plea of guilty or nolo contendere to a felony,  crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive; (xiii) any act of fraud, misappropriation or personal dishonesty; (xiv) insubordination; (xv) misrepresentation of a material fact, or omission of information necessary to make the information supplied not materially misleading, in an application or other information provided by Executive to the Company or any representative of the Company in connection with Executive's employment with the Company or the Bank; (xvi) the existence of any material conflict between the interests of the Company or the Bank and Executive that is not disclosed in writing by Executive to the Company or the Bank and approved in writing by the board of directors of the Company or the Bank; or (xvii) Executive takes action that is clearly contrary to the best interest of the Company.

4.              Change in Control Definitions.

(a)                 For purposes of this Agreement, the term "Change in Control" shall mean:  A change in control (other than one occurring by reason of an acquisition of the Company or the Bank by Executive) of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A and any successor rule or regulation promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") if the Company or the Bank were subject to the Exchange Act reporting requirements; provided that, without limiting the foregoing, such a Change in Control shall be deemed to have occurred if the Board of Directors of the Company certifies that one of the following has occurred:

(i)             any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company or the Bank or any "person" who on the date hereof is a director or officer of the Company or the Bank is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company or the Bank representing fifty percent (50%) or more of the combined voting power of the Company's or the Bank's then outstanding securities, or

(ii)              during any period of one (1) year during the term of Executive's employment under this Agreement, individuals who at the beginning of such period constitute the board of directors of the Company or the Bank cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period;

(iii)          a merger, consolidation or business combination with the Company and/or the Bank occurs.

(b)            For purposes of this Agreement, the "Date of Change in Control" shall mean:

(i)              the first date on which a single person and/or entity, or group of affiliated persons and/or entities, acquire the beneficial ownership of fifty percent (50%) or more of the Company's voting securities, or more than fifty percent (50%) of the total fair market value of the Company or the Bank, or

(ii)              the date of the closing of an Agreement, transferring all or substantially all of the assets of the Company or the Bank, or

(iii)          the date on which a merger, consolidation or business combination is consummated, as applicable, or

(iv)            the date on which individuals who formerly constituted a majority of the board of directors of the Bank or the Company under Section 4(a)(ii) hereof and the replacement directors otherwise approved under Section 4(a)(ii), ceased to be a majority within a one year period.

5.              Source of Payments.

The Bank shall make all payments provided for under this Agreement.  The Company, however, unconditionally guarantees all amounts and benefits due to Executive and, if the Bank does not timely pay or provide such amounts and benefits, the Company shall pay or provide such amounts and benefits.

6.              Effect on Prior Agreements and Existing Benefit Plans.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided.  No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to Executive without reference to this Agreement.  Nothing in this Agreement shall confer upon Executive the right to continue in the employ of the Bank or shall impose on the Bank any obligation to employ or retain Executive in its employ for any period.

7.              No Attachment.

(a)                 Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void and of no effect.

(b)                  This Agreement shall be binding upon, and inure to the benefit of, Executive, the Bank, the Company and their respective successors and assigns.

8.              Modification and Waiver.

(a)                  This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)                 No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.              Severability.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

10.              Headings for Reference Only.

The headings of sections and paragraphs are included in this Agreement solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.  In addition, references to the masculine in this Agreement shall apply to both the masculine and the feminine.

11.              Governing Law.

Except to the extent preempted by federal law, the validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of law of that state.

12.              Arbitration.

The Company, the Bank and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Therefore, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted for resolution, in Williamsport, Pennsylvania, to the American Arbitration Association (the "Association") in accordance with the Association's National Rules for the Resolution of Employment Disputes or other applicable rules then in effect ("Rules"). The Company, the Bank or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules.  The Company, the Bank and Executive may, as a matter or right, mutually agree on the appointment of a particular arbitrator from the Association's pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement.  The arbitration proceeding and all filing, testimony, documents, and information, relating to or presented during the evaluation proceeding, shall be disclosed exclusively for the purpose of facilitating the arbitration process and for no other purpose and shall be deemed to be information subject to the confidentiality provisions of this Agreement.  The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction.  Following written notice of a request for arbitration, the Company, the Bank and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein.  The Arbitrator or the Court, (whichever is applicable) may award the prevailing party in a dispute reasonable counsel fees not to exceed $25,000.

13.              Payment of Legal Fees.

All reasonable legal fees and expenses paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, only if Executive is successful in arbitration.

14.              Indemnification.

The Company or the Bank shall provide Executive (and Executive's heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at its expense and shall indemnify Executive (and Executive's heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred in connection with or arising out of any action, suit or proceeding in which Executive may be involved by reason of having been a director or officer of the Company or the Bank (whether or not Executive continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs, attorneys' fees and the costs of reasonable settlements.

15.              Successors to the Bank and the Company.

The Bank and the Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Bank's and the Company's obligations under this Agreement, in the same manner and to the same extent that the Bank and the Company would be required to perform if no such succession or assignment had taken place.

16.              Miscellaneous.

In the event any of the foregoing provisions of this Section 16 are in conflict with the terms of this Agreement, this Section 16 shall prevail.

(a)                 Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

[Signature page follows]

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first set forth above.

FIRST CITIZENS COMMUNITY BANK

ATTEST: /s/ Terry B. Osborne	By:	/s/ Randall E. Black
Terry B. Osborne		Randall E. Black
Corporate Secretary		For the Entire Board of Directors

CITIZENS FINANCIAL SERVICES, INC. (Guarantor)

ATTEST: /s/ Terry B. Osborne	By:	/s/ Randall E. Black
Terry B. Osborne		Randall E. Black
Corporate Secretary		for the Entire Board of Directors

EXECUTIVE

ATTEST /s/ Terry B. Osborne	By:	/s/ David Z. Richards, Jr.
Terry B. Osborne		David Z. Richards, Jr.
Corporate Secretary		Executive